Exhibit 11

INDEPENDENT AUDITORS' CONSENT

Mosaic Government Money Market Trust:

We consent to the incorporation by reference in this Post-Effective Amendment No. 21 to Registration Statement No. 2-63713 of Mosaic Government Money Market Trust of our report dated November 21, 1997 appearing in the Annual Report to Shareholders for the six-month period ended September 30, 1997 and to the references to us under the headings "Financial Highlights" in the Prospectus and "Legal Matters and Independent Auditors" and "Financial Statements and Report of Independent Auditors" in the Statement of Additional Information, both of which are part of such Registration Statement.

(signature)

DELOITTE & TOUCHE LLP
Princeton, New Jersey
January 27, 1998